                                                                      EXHIBIT 99

REPORT OF INDEPENDENT ACCOUNTANTS

To the Venturers of Genzyme Ventures II:

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in venturers' capital (deficit) and of cash flows present fairly, in all material respects, the financial position of Genzyme Ventures II (the "Joint Venture") at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Joint Ventures' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
February 23, 2000

                              GENZYME VENTURES II

                            STATEMENTS OF OPERATIONS

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
                                                                     (AMOUNTS IN THOUSANDS)
Net product sales...........................................   $6,810       $ 5,598       $ 3,210
Operating costs and expenses:
  Cost of products sold.....................................   (2,256)       (2,443)         (868)
  Selling and marketing expenses............................   (4,980)       (7,950)       (4,611)
                                                               ------       -------       -------
    Total operating costs and expenses......................   (7,236)      (10,393)       (5,479)
                                                               ------       -------       -------

Operating loss..............................................     (426)       (4,795)       (2,269)

Other income:
  Investment income.........................................        1            20            --
                                                               ------       -------       -------
    Total other income......................................        1            20            --
                                                               ------       -------       -------
Net loss....................................................   $ (425)      $(4,775)      $(2,269)
                                                               ======       =======       =======

   The accompanying notes are an integral part of these financial statements.

                              GENZYME VENTURES II

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (AMOUNTS IN
                                                                  THOUSANDS)
                                     ASSETS

Cash and cash equivalents...................................    $21        $20
                                                                ===        ===

                  LIABILITIES AND VENTURERS' CAPITAL (DEFICIT)

Accounts payable to Genzyme Corporation (Note C)............     --         --
Commitments and contingencies (Note D)......................     --         --

Venturers' capital:
  Genzyme...................................................     21         20
  Genzyme Development Partners, L.P.........................     --         --
Total Venturers' capital....................................     21         20
                                                                ---        ---

Total liabilities and Venturers' capital....................    $21        $20
                                                                ===        ===

   The accompanying notes are an integral part of these financial statements.

                              GENZYME VENTURES II

                            STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
                                                                     (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................   $(425)       $(4,775)      $(2,269)
Cash flows from financing activities:
  Capital contributed by Genzyme............................     426          3,095         2,469
  Capital contributed by Genzyme Development Partners,
    L.P.....................................................      --             --         1,500
                                                               -----        -------       -------
Increase (decrease) in cash.................................       1         (1,680)        1,700
Cash at beginning of period.................................      20          1,700            --
                                                               -----        -------       -------
Cash at end of period.......................................   $  21        $    20       $ 1,700
                                                               =====        =======       =======

Supplemental disclosure of non-cash transaction:

    Conversion of accounts payable to Genzyme to capital--Note D

   The accompanying notes are an integral part of these financial statements.

                              GENZYME VENTURES II

             STATEMENTS OF CHANGES IN VENTURERS' CAPITAL (DEFICIT)

                                                                         GENZYME
                                                                       DEVELOPMENT
                                                           GENZYME      PARTNERS,          TOTAL
                                                         CORPORATION      L.P.          VENTURERS'
                                                           CAPITAL       CAPITAL     CAPITAL (DEFICIT)
                                                         -----------   -----------   -----------------
                                                                    (AMOUNTS IN THOUSANDS)
Balance at December 31, 1996...........................    $(2,279)       $   --          $(2,279)

Capital contributions..................................      4,748         1,500            6,248
Net loss...............................................     (1,361)         (908)          (2,269)
                                                           -------        ------          -------
  Balance at December 31, 1997.........................      1,108           592            1,700

Capital contribution...................................      3,095            --            3,095
Net loss...............................................     (4,183)         (592)          (4,775)
                                                           -------        ------          -------
  Balance at December 31, 1998.........................         20            --               20

Capital contribution...................................        426            --              426
Net loss...............................................       (425)           --             (425)
                                                           -------        ------          -------
  Balance at December 31, 1999.........................    $    21        $   --          $    21
                                                           =======        ======          =======

   The accompanying notes are an integral part of these financial statements.

                              GENZYME VENTURES II

                         NOTES TO FINANCIAL STATEMENTS

DESCRIPTION OF REFERENCES

    In these notes to the financial statements of Genzyme Ventures II we refer to:

    - Genzyme Development Partners, L.P. as "GDP;"

    - Genzyme Corporation as "Genzyme;"

    - GDP and Genzyme together as "venturers;" and

    - Genzyme Ventures II as the "joint venture."

NOTE A. ORGANIZATION

    In September 1989, GDP and Genzyme formed the joint venture under the terms and provisions of the Delaware Uniform Partnership Act for the purpose of manufacturing and marketing GDP's surgical products (the "Sepra products") in the United States and Canada for use in human clinical trials or human surgical procedures, other than in ophthalmic surgery. The Sepra products are based on hyaluronic acid and are intended to be used to limit the incidence and severity of postoperative adhesions.

    GDP has contributed its technology and $1.7 million to the joint venture; and Genzyme has contributed its agreement to manufacture and market the Sepra products, to make non-interest bearing loans to the joint venture in the amount of any working capital deficiency, to make capital contributions to the extent deemed necessary by GDP and Genzyme in connection with the business of the joint venture and to allow the use of such trademarks, tradenames and logos as GDP and Genzyme shall determine to be necessary and advisable for manufacturing and marketing the Sepra products within the United States and Canada. In
August 1996, Genzyme received marketing approval for GDP's first product, Sepra Film-Registered Trademark- bioresorbable membrane, and commenced commercial sales of this product in the United States on behalf of the joint venture on August 17, 1996 (commencement of operations).

NOTE B. ACCOUNTING POLICIES

ACCOUNTING METHOD

    The financial statements of our joint venture have been prepared under the accrual method of accounting in conformity with generally accepted accounting principles.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenues and corresponding cost of sales from product sales are recognized when goods are shipped by Genzyme to the end customer and title has passed as provided in the Amended and Restated Joint Venture Agreement (described in Note C).

INVENTORY

    Genzyme manufactures the Sepra products on behalf of the joint venture. The Sepra products are then sold to the joint venture at the time Genzyme sells the Sepra products to the end customer. The

                              GENZYME VENTURES II

NOTE B. ACCOUNTING POLICIES (CONTINUED)
joint venture does not hold the inventory and, therefore, no inventory is reflected on the joint venture's balance sheet.

INCOME TAXES

    The joint venture's financial statements do not include a provision for income taxes. Taxes, if any, are the liability of GDP and Genzyme, as partners.

UNCERTAINTIES

    The joint venture is subject to risks common to companies in the biotechnology industry, including but not limited to, development by its competitors of new technological innovations, protection of proprietary technology, health care cost containment initiatives, product liability, market acceptance of the Sepra products and compliance with the government regulations, including those of the U.S. Department of Health and Human Services and the FDA. In addition, the joint venture is dependent upon Genzyme's ability to produce and market the Sepra products.

NOTE C. JOINT VENTURE AGREEMENT BETWEEN GDP AND GENZYME

    In March 1997, GDP and Genzyme reached agreement concerning the operation of and allocations of profits and losses from the joint venture. Under the terms of these agreements, Genzyme purchases product from the joint venture for resale by Genzyme as sole distributor for the joint venture. Genzyme purchases the products from the joint venture at Genzyme's price to the end-user less a distributor's discount (subject to a minimum price) and receives reimbursement for certain costs incurred in connection with the market introduction of the Sepra products. Genzyme holds the inventory of the Sepra products and sells it to the joint venture upon sales to third parties. Genzyme is not entitled to reimbursement for general and administrative services it provides to the joint venture until the first year in which the joint venture generates more than $25.0 million in revenues, at which time Genzyme will receive a quarterly commission for general and administrative services in an amount equal to 10% of the joint venture's gross revenues.

    Under the terms of the Amended and Restated Joint Venture Agreement, GDP will receive the first $5.6 million in profits generated by the joint venture, Genzyme will receive the next $8.4 million in profits and, thereafter, Genzyme and GDP will receive a 60% and 40% share, respectively, in the profits of the joint venture. The first $200,000 of the joint venture's losses are allocated to GDP and thereafter losses are allocated 40% to GDP and 60% to Genzyme except to the extent that any losses allocable to GDP would result in the allocation of such loss to Genzyme Development Corporation II as the general partner of GDP as a result of the GDP limited partners' capital account balance having been previously reduced to zero. In such an event, 100% of the losses, in excess of the first $200,000, are allocated to Genzyme. These financial statements reflect the terms of the Amended and Restated Joint Venture Agreement.

    The venturers' losses for the years ending December 31, 1999, 1998 and 1997 are allocated pursuant to the terms of the Amended and Restated Joint Venture Agreement, which is retroactive to August 17, 1996.

                              GENZYME VENTURES II

NOTE C. JOINT VENTURE AGREEMENT BETWEEN GDP AND GENZYME (CONTINUED)
    Allocation of joint venture losses is summarized as follows (amounts in thousands):

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                   ------------------------------------
                                                     1999          1998          1997
                                                   --------      --------      --------
Joint Venture net loss...........................   $(425)       $(4,775)      $(2,269)
                                                    =====        =======       =======
Losses allocated to GDP..........................   $  --        $  (592)      $  (908)
Losses allocated to Genzyme......................   $(425)       $(4,183)      $(1,361)

NOTE D. JOINT VENTURE CAPITAL

    In 1997, Genzyme contributed $1.5 million of cash to GDP through its wholly-owned subsidiary, Genzyme Development Corporation II, which also is the general partner of GDP. GDP contributed $1.5 million in 1997 and $200,000 in 1996 to the joint venture and agreed to allow the use of such trademarks, tradenames and logos as the venturers shall determine to be necessary and advisable for manufacturing and marketing the Sepra products within the United States and Canada.

    Genzyme funded the operating losses of the Joint Venture in 1999, 1998 and 1997 and intends to fund the operating losses of the joint venture in 2000.

    Genzyme converted its receivables from the joint venture of $0.4 million in 1999, $3.1 million in 1998 and $2.3 million in 1997 to capital.